EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Record First Quarter 2021 Financial Results

- Record quarterly gross profit of $953.7 million driven by record quarterly gross profit margin of 33.6%
- Record quarterly pretax income of $359.0 million and record pretax income margin of 12.6%
- Record EPS of $4.12
- Cash flow from operations of $161.8 million

LOS ANGELES, April 22, 2021 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2021.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter		Year-Over-Year
	Q1 2021	Q4 2020	% Change	Q1 2020	% Change
Income Statement Data:
Net sales	$2,838.4	$2,134.1	33.0%	$2,572.9	10.3%
Gross profit[1]	$953.7	$703.6	35.5%	$780.7	22.2%
Gross profit margin[1]	33.6%	33.0%	0.6%	30.3%	3.3%
Non-GAAP gross profit margin[1,2]	33.6%	32.9%	0.7%	31.9%	1.7%
Non-GAAP pretax income adjustments[2]	$(1.9)	$0.1		$137.5
Pretax income	$359.0	$166.1	116.1%	$83.1	332.0%
Non-GAAP pretax income[2]	$357.1	$166.2	114.9%	$220.6	61.9%
Net income attributable to Reliance	$266.9	$129.6	105.9%	$61.7	332.6%
Diluted EPS	$4.12	$2.01	105.0%	$0.92	347.8%
Non-GAAP diluted EPS[2]	$4.10	$2.01	104.0%	$2.45	67.3%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$161.8	$230.2	(29.7)%	$170.8	(5.3)%
Free cash flow[3]	$118.1	$192.9	(38.8)%	$115.3	2.4%
Net debt-to-total capital[4]	14.2%	15.8%		25.4%
Net debt-to-EBITDA[2,5]	0.8x	1.1x		1.4x

Capital Allocation Data:
Capital expenditures	$43.7	$37.3		$55.5
Acquisitions, net	$—	$6.9		$—
Dividends	$44.8	$41.3		$41.9
Share repurchases	$—	$37.1		$300.0

Key Business Metrics:
Tons sold	1,409.7	1,266.4	11.3%	1,468.8	(4.0)%
Average selling price per ton sold	$2,020	$1,683	20.0%	$1,742	16.0%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Our resilient business model coupled with outstanding execution in a favorable market resulted in record financial performance during the first quarter of 2021,” said Jim Hoffman, Chief Executive Officer of Reliance. "The dedication of all of my Reliance colleagues to health, safety and operational excellence has enabled Reliance to achieve these record results, despite disruptions from the global pandemic and various supply chain constraints. We experienced ongoing strength in metals pricing, led by multiple price increases for carbon steel products, along with improving demand in many markets, and leveraged our decentralized operating structure, small order sizes, and diversification of products, end markets and geographies, to achieve a record gross profit margin for the third consecutive quarter of 33.6%. The combination of a record quarterly gross profit margin, average selling prices well above our expectations and our continued focus on expense control contributed to record pretax income of $359.0 million and record quarterly earnings per diluted share of $4.12.”

Mr. Hoffman continued, “Our strong earnings resulted in cash flow from operations of $161.8 million in the first quarter of 2021 despite a $182.8 million working capital investment. We improved our inventory turn rate to 5.4 times, surpassing our 2020 annual rate and company-wide turn goal of 4.7 times. Our ability to cross-sell inventory among our Family of Companies, which we believe is a significant advantage and differentiator of our model and scale, was a key contributor to our strong inventory management. Despite extended mill lead times and inventory shortages, the collaboration among our Family of Companies and our strong, long-standing relationships with the domestic mills, enabled us to source the metal needed by our customers.”

Mr. Hoffman concluded, “I am thrilled with the strong operational execution demonstrated by the entire Reliance team during the first quarter of 2021. Our unwavering focus on the core elements of the Reliance business model – including health and safety, pricing discipline, diligent expense control, when-needed inventory management, organic growth and innovation – enables us to perform from a position of strength in both good times and bad. We expect to continue demonstrating the earnings power of our model in the current favorable environment that is characterized by extremely high metal pricing, strong demand and limited metal availability. With our strong liquidity position, we look forward to continuing to support the growth and increased needs of our customers and suppliers while also returning value to our stockholders. We will continue to support our colleagues, customers, suppliers and communities in a sustainable manner through both the challenges and opportunities that lie ahead.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the first quarter of 2021, the Company’s tons sold increased 11.3% compared to the fourth quarter of 2020, in-line with Reliance’s expectations of a 10% to 12% improvement, which includes the normal seasonal increase in shipping volumes compared to the fourth quarter. While demand is healthy and continues to improve in most markets, the Company’s tons sold have not yet reached pre-pandemic levels. Reliance believes underlying demand is stronger than its first quarter shipment levels reflect due to factors holding back economic activity such as metal supply constraints, labor shortages and supply chain disruptions for Reliance, its customers and its suppliers.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, continued to improve, approaching pre-pandemic levels. Reliance is cautiously optimistic that demand for non-residential construction activity in Reliance’s space will remain steady at current solid levels based on healthy backlogs and quoting activity along with positive customer sentiment.

Demand for the toll processing services Reliance provides to the automotive market continued to improve, surpassing activity levels in both the fourth and first quarters of 2020. Reliance maintains a positive outlook for this end market as automotive OEMs and steel and aluminum mills continue to ramp production and Reliance continues to focus on growth and innovation in toll processing, including expansion of its tolling operations.

Demand in heavy industry for both agricultural and construction equipment continued to improve in the first quarter. Demand for industrial machinery used in manufacturing processes was also strong in the first quarter of 2021. Reliance expects demand will continue to ramp in the second quarter of 2021 based on positive customer feedback and solid shipping trends.

Semiconductor demand in the first quarter of 2021 continued to strengthen from the fourth quarter of 2020. Reliance expects demand will strengthen further in the second quarter of 2021.

Demand in commercial aerospace began to experience limited signs of improvement compared to the fourth quarter of 2020. Demand in the military, defense and space portions of Reliance’s aerospace business remained strong with backlog improving during the quarter. Reliance maintains its positive outlook for the aerospace defense market, and is cautiously optimistic that demand in commercial aerospace will continue to slowly improve from current levels throughout 2021.

Demand in the energy (oil and natural gas) market improved modestly in the first quarter of 2021 and Reliance anticipates further modest improvement in the second quarter of 2021.

Balance Sheet & Cash Flow
At March 31, 2021, Reliance had total debt outstanding of $1.66 billion with no outstanding borrowings under its $1.5 billion revolving credit facility and a net debt-to-EBITDA ratio of 0.8x. Reliance generated strong cash flow from operations of $161.8 million during the first quarter of 2021 which enabled the Company to invest $43.7 million in capital expenditures and return $44.8 million to its stockholders through regular quarterly dividends.

Stockholder Return Activity
On April 20, 2021, the Board of Directors declared a quarterly cash dividend of $0.6875 per share of common stock, payable on June 11, 2021 to stockholders of record as of May 28, 2021. Reliance has paid regular quarterly dividends for 62 consecutive years without suspension or reduction and has increased the dividend 28 times since its 1994 IPO.

Reliance did not repurchase any shares of its common stock during the first quarter of 2021. In the first quarter of 2020, the Company repurchased approximately 3.3 million shares of its common stock at an average cost of $90.09 per share, for a total of $300.0 million. At March 31, 2021, approximately 2.8 million shares, or approximately 4% of the Company’s common shares currently outstanding, remained available for repurchase under Reliance’s stock repurchase program. The Company expects to remain a prudent allocator of capital by maintaining its flexible approach focused on both growth, which remains a top priority, and stockholder return activities, including opportunistic repurchases of its common stock.

Business Outlook
While macroeconomic uncertainty stemming from the COVID-19 pandemic continues, Reliance management continues to remain optimistic about business conditions and strong underlying demand in the majority of the end markets in which it operates. However, factors impacting shipment levels in the first quarter of 2021 such as metal supply constraints and supply chain disruptions for many of Reliance’s customers will continue to persist in the second quarter of 2021. Despite these factors, the Company estimates its tons sold will be flat to up 2.0% in the second quarter of 2021 compared to the first quarter of 2021. The Company expects metal pricing will remain near current levels, with the potential for further upside in certain products. Since current metal prices are substantially higher than the average selling price in the first quarter of 2021, management estimates its average selling price per ton sold for the second quarter of 2021 will be up 5% to 7%. Given the strong demand and pricing fundamentals, the Company anticipates continued strength in its gross profit margin in the second quarter of 2021. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $4.20 to $4.40 for the second quarter of 2021.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2021 financial results and business outlook will be held today, April 22, 2021 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13718330. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 6, 2021 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13718330. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend,” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact its customers and the demand for its products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on its business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2021	Q4 2020	Sequential Quarter Change	Q1 2020	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,145.7	1,025.1	11.8%	1,183.1	(3.2)%	28.4%	30.1%
Aluminum	77.9	69.9	11.4%	85.4	(8.8)%	7.1%	(1.0)%
Stainless steel	80.9	71.3	13.5%	79.2	2.1%	13.2%	9.6%
Alloy	34.4	28.3	21.6%	45.7	(24.7)%	2.5%	3.1%

	Sales ($'s in millions; % change)
	Q1 2021	Q4 2020	Sequential Quarter Change	Q1 2020	Year-Over-Year Change
Carbon steel	$1,659.2	$1,156.6	43.5%	$1,316.2	26.1%
Aluminum	$462.8	$387.7	19.4%	$512.2	(9.6)%
Stainless steel	$452.9	$352.5	28.5%	$404.9	11.9%
Alloy	$117.3	$94.2	24.5%	$151.4	(22.5)%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$2,838.4	$2,572.9

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,884.7	1,792.2
Warehouse, delivery, selling, general and administrative	518.5	522.7
Depreciation and amortization	56.9	57.0
Impairment of long-lived assets	—	97.7
	2,460.1	2,469.6

Operating income	378.3	103.3

Other expense:
Interest expense	15.7	16.9
Other expense, net	3.6	3.3
Income before income taxes	359.0	83.1
Income tax provision	90.8	20.2
Net income	268.2	62.9
Less: Net income attributable to noncontrolling interests	1.3	1.2
Net income attributable to Reliance	$266.9	$61.7

Earnings per share attributable to Reliance stockholders:
Diluted	$4.12	$0.92
Basic	$4.19	$0.93

Shares used in computing earnings per share:
Diluted	64,711	67,248
Basic	63,645	66,337

Cash dividends per share	$0.6875	$0.625

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2021	2020*
ASSETS
Current assets:
Cash and cash equivalents	$760.3	$683.5
Accounts receivable, less allowance for credit losses of $22.8 at March 31, 2021 and $19.0 at December 31, 2020	1,272.3	926.3
Inventories	1,477.0	1,420.4
Prepaid expenses and other current assets	75.1	80.5
Income taxes receivable	—	2.1
Total current assets	3,584.7	3,112.8
Property, plant and equipment:
Land	255.5	260.1
Buildings	1,233.0	1,240.0
Machinery and equipment	2,137.8	2,107.8
Accumulated depreciation	(1,856.6)	(1,815.7)
Property, plant and equipment, net	1,769.7	1,792.2

Operating lease right-of-use assets	201.9	204.0
Goodwill	1,935.7	1,935.2
Intangible assets, net	938.0	947.1
Cash surrender value of life insurance policies, net	39.5	43.7
Other assets	79.5	71.8
Total assets	$8,549.0	$8,106.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$361.0	$259.3
Accrued expenses	122.6	88.9
Accrued compensation and retirement costs	156.8	165.8
Accrued insurance costs	45.5	42.0
Current maturities of long-term debt and short-term borrowings	5.2	6.0
Current maturities of operating lease liabilities	51.1	51.0
Income taxes payable	81.5	—
Total current liabilities	823.7	613.0
Long-term debt	1,639.7	1,638.9
Operating lease liabilities	152.0	154.1
Long-term retirement costs	101.9	95.8
Other long-term liabilities	26.5	26.7
Deferred income taxes	456.2	455.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,707 at March 31, 2021 and 63,600 at December 31, 2020	6.6	0.1
Retained earnings	5,415.3	5,193.2
Accumulated other comprehensive loss	(79.1)	(77.9)
Total Reliance stockholders’ equity	5,342.8	5,115.4
Noncontrolling interests	6.2	7.3
Total equity	5,349.0	5,122.7
Total liabilities and equity	$8,549.0	$8,106.8

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2021	2020
Operating activities:
Net income	$268.2	$62.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	56.9	57.0
Impairment of long-lived assets	—	97.7
Provision for credit losses	4.5	3.8
Deferred income tax benefit	(0.1)	(33.5)
Stock-based compensation expense	14.7	8.9
Other	0.4	9.7
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(346.2)	(155.8)
Inventories	(50.4)	12.4
Prepaid expenses and other assets	(4.1)	68.3
Accounts payable and other liabilities	217.9	39.4
Net cash provided by operating activities	161.8	170.8

Investing activities:
Purchases of property, plant and equipment	(43.7)	(55.5)
Proceeds from sales of property, plant and equipment	20.6	0.8
Other	(4.6)	(0.3)
Net cash used in investing activities	(27.7)	(55.0)

Financing activities:
Net short-term debt repayments	(0.8)	—
Proceeds from long-term debt borrowings	—	667.0
Principal payments on long-term debt	—	(419.0)
Dividends and dividend equivalents paid	(44.8)	(41.9)
Share repurchases	—	(300.0)
Noncontrolling interest purchased	—	(8.0)
Other	(10.8)	(5.5)
Net cash used in financing activities	(56.4)	(107.4)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(10.6)
Increase (decrease) in cash and cash equivalents	76.8	(2.2)
Cash and cash equivalents at beginning of year	683.5	174.3
Cash and cash equivalents at end of period	$760.3	$172.1

Supplemental cash flow information:
Interest paid during the period	$9.5	$6.0
Income taxes paid during the period, net	$6.9	$5.2

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2021	2020	2020
Net income attributable to Reliance	$266.9	$129.6	$61.7	$4.12	$2.01	$0.92
Impairment and restructuring charges	0.1	0.1	137.5	—	—	2.04
Gains related to sales of non-core assets	(2.0)	—	—	(0.03)	—	—
Income tax expense (benefit) related to above items	0.5	—	(34.4)	0.01	—	(0.51)
Non-GAAP net income attributable to Reliance	$265.5	$129.7	$164.8	$4.10	$2.01	$2.45

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Pretax income	$359.0	$166.1	$83.1
Impairment and restructuring charges	0.1	0.1	137.5
Gains related to sales of non-core assets	(2.0)	—	—
Non-GAAP pretax income	$357.1	$166.2	$220.6

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Gross profit - LIFO	$953.7	$703.6	$780.7
Restructuring (credits) charges	—	(1.4)	39.8
Non-GAAP gross profit	953.7	702.2	820.5
LIFO expense (income)	100.0	15.5	(20.0)
Non-GAAP gross profit - FIFO	$1,053.7	$717.7	$800.5

Gross profit margin - LIFO	33.6%	33.0%	30.3%
Restructuring (credits) charges as a % of sales	—	(0.1)%	1.6%
Non-GAAP gross profit margin	33.6%	32.9%	31.9%
LIFO expense (income) as a % of sales	3.5%	0.7%	(0.8)%
Non-GAAP gross profit margin - FIFO	37.1%	33.6%	31.1%

	March 31,	December 31,	March 31,
	2021	2020	2020
Carrying amount of debt	$1,644.9	$1,644.9	$1,837.1
Less: Cash and cash equivalents	760.3	683.5	172.1
Net debt	$884.6	$961.4	$1,665.0

	Twelve Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income	$577.7	$372.4	$577.4
Depreciation and amortization	227.2	227.3	222.3
Impairment of long-lived assets	10.3	108.0	98.9
Interest expense	61.7	62.9	77.7
Income taxes	176.4	105.8	179.5
EBITDA	$1,053.3	$876.4	$1,155.8

Net debt-to-EBITDA	0.8x	1.1x	1.4x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations, costs relating to COVID-19 downsizing and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt-to-EBITDA is calculated as total debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.